Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Scott T. Mereness, President
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES COMPLETES ACQUISITION OF
ITALIAN-BASED MANUFACTURER SESSA KLEIN

Elkhart, Indiana – February 21, 2017 – LCI Industries (NYSE: LCII) (“LCI”), a supplier of components for the leading original equipment manufacturers (“OEMs”) of recreational vehicles (“RVs”) and adjacent industries, and the related aftermarkets of those industries, today announced that its wholly-owned subsidiary, Lippert Components, Inc., has completed the previously announced acquisition of Sessa Klein S.p.A., a Varese, Italy-based manufacturer of highly engineered side window systems for both high speed and commuter trains.

The purchase price was €7.9 million (US$8.5 million), which was paid at closing from available cash, plus contingent consideration based on future sales.

About LCI Industries

From 49 manufacturing and distribution facilities located throughout the United States and in Canada and Italy, LCI Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading original equipment manufacturers of recreational vehicles; buses; trailers used to haul boats, livestock, equipment and other cargo; pontoon boats; manufactured homes; modular housing; and factory-built mobile office units. The Company also supplies components to the related aftermarkets of these industries primarily by selling to dealers and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen and other products; vinyl, aluminum and frameless windows; manual, electric and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; LED televisions and sound systems; navigation systems; wireless backup cameras; appliances; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

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